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                                                                   EXHIBIT 5.1
                                                                   -----------

Green Tree Manufactured Housing Net
 Interest Margin Finance Corp. II
The Corporate Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

       Re:  Registration Statement on Form S-1
            File No. 33-53527

Gentlemen:

            We have acted as counsel to Green Tree Financial Corporation, a Minnesota corporation (the "Company"), and Green Tree Manufactured Housing Net Interest Margin Finance Corp. I, a Delaware corporation ("Finance I"), in connection with the preparation of a Registration Statement on Form S-1, File No. 33-53527, filed with the Securities and Exchange Commission on May 6, 1994, as amended by Amendment No. 1 thereto filed on July 15, 1994 (the "Registration Statement"), relating to the registration of $92,400,00 of Securitized Net Interest Margin Certificates (the "Senior Certificates"). The Senior Certificates are to be issued under a Trust Agreement (the "Trust Agreement") substantially in the form filed as Exhibit 4.1 to the Registration Statement, among Finance I, Green Tree Manufactured Housing Net Interest Margin Finance Corp. II, a Delaware corporation ("Finance II"), and Wilmington Trust Company, as trustee (the "Trustee").

            Pursuant to the terms of a Residual Assets Assignment dated as of June 1, 1994 (the "Residual Assets Assignment"), Green Tree will assign the Residual Assets (as defined in the Residual Assets Assignment) to Finance I and Finance II as a contribution to capital. As described in the Registration Statement, the Residual Assets consist of "residual interests" in the Securitized Pools, evidenced by the issuance of Class C Certificates pursuant to Pooling and Servicing Agreements relating to such Securitized Pools (the "Pooling and Servicing Agreements"), which such interests have been held by Green Tree or a subsidiary of Green Tree, and have never been previously offered or sold. Pursuant to the terms of a Guarantee Fee Assignment dated as of June 1, 1994 (the "Guarantee Fee Assignment"), Green Tree will assign the right to receive the Guarantee Fee (as defined in the Guarantee Fee Assignment) to Finance I as a contribution to capital.
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Green Tree Manufactured Housing Net
 Interest Margin Finance Corp. I
Green Tree Financial Corporation
July 15, 1994
Page 2


All capitalized terms used herein and not defined herein have the meanings assigned to them in the Residual Assets Assignment and the Guarantee Fee Assignment.

            Pursuant to the terms of a Transfer Agreement dated as of June 1, 1994, among Finance I, Finance II and the Trust, Finance I and Finance II will transfer the Residual Assets to the Trust. Pursuant to an Underwriting
Agreement dated July , 1994, among Lehman Brothers Inc. and Merrill Lynch &
Co., (collectively, the "Underwriters"), Green Tree, Finance I and Finance II (the "Underwriting Agreement"), the Trust will issue and sell to the Underwriters $92,400,000 aggregate principal amount of Senior Certificates. Finance I and Finance II will receive Subordinated Certificates representing the right to receive all assets distributed by the Trust after payment in full of the Senior Certificates. The Trust will use the proceeds from the sale of the Senior Certificates to loan $32,700,000 to Finance I in return for a Limited Recourse Note (the "Finance I Note") secured by the Guarantee Fee and will remit all remaining proceeds to Finance I and Finance II. Finance I and Finance II will distribute the proceeds from the loan and the sale of the Residual Assets (net of operating expenses) to Green Tree as a dividend, and will distribute any amounts received as a result of ownership of the Subordinated Certificates (net of operating expenses) as further dividends to Green Tree when and if received.

            We have examined the Registration Statement, the Trust Agreement, the Residual Assets Assignment, the Guarantee Fee Assignment, the Finance I Note and the Pooling and Servicing Agreements pursuant to which the Class C Certificates were issued, and such other documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion.

            Based on the foregoing, we are of the opinion that:

            1. The Senior Certificates, when duly executed, authenticated and delivered in accordance with the terms of the Trust Agreement, will be legally and validly issued, and the holders of such Senior Certificates will be entitled to the benefits of the Trust Agreement.
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Green Tree Manufactured Housing Net
 Interest Margin Finance Corp. I
Green Tree Financial Corporation
July 15, 1994
Page 3


            2. The Finance I Note, when duly authorized, issued and delivered in accordance with the terms of the Trust Agreement will be legally and validly issued, and the holder of such Finance I Note will be entitled to the benefits of such Note.

            3. The Class C Certificates have each been duly executed and delivered in accordance with the terms of their respective Pooling and Servicing Agreements, and were legally and validly issued, and the holders of the such Class C Certificates are entitled to the benefits of the respective Pooling and Servicing Agreements .

            The opinions set forth above are subject to the following qualifications and exceptions:

            (a) Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

            (b) Our opinions are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

            (c) Minnesota Statutes (S) 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinions may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.
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Green Tree Manufactured Housing Net
 Interest Margin Finance Corp. I
Green Tree Financial Corporation
July 15, 1994
Page 4


            Our opinions expressed above are limited to the laws of the State of Minnesota.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.


Dated:   July 15, 1994

                                       Very truly yours,



                                       DORSEY & WHITNEY

CFS